As filed with the Securities and Exchange Commission on April 17, 2026

Registration No. 333-279152

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-279152

UNDER

THE SECURITIES ACT OF 1933

SUMISHO AIR LEASE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	27-1840403
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Avenue of the Stars, Suite 1000N

Los Angeles, CA 90067

(310) 553-0555

(Address, including zip code, and telephone number, including area code, for principal executive offices)

Noriyuki Hiruta

Chief Executive Officer, President and Secretary

Sumisho Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William H. Aaronson

Lee Hochbaum

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following Registration Statement of Sumisho Air Lease Corporation (formerly known as Air Lease Corporation), a Delaware corporation (the “Registrant”) on Form S-3 (the “Registration Statement”):

•

Registration Statement on Form S-3 (File No. 333-279152) filed with the Securities and Exchange Commission on May 6, 2024, registering up to 4,643,608 shares of Class A common stock of the Registrant, par value $0.01 per share (the “Class A Common Stock”) for sale by certain selling stockholders identified in the prospectus contained therein.

On April 8, 2026, pursuant to the previously announced Agreement and Plan of Merger, dated as of September 1, 2025, by and among the Registrant, Sumisho Air Lease Corporation Designated Activity Company (formerly known as Gladiatora Designated Activity Company), an Irish private limited company, and Takeoff Merger Sub Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as an indirect subsidiary of Parent.

In connection with the Merger, the Registrant has terminated any and all offerings of its Class A Common Stock pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Registrant’s Class A Common Stock that remains unsold or otherwise unissued at the termination of such offering, the Registrant hereby removes from registration, by means of this post-effective amendment, all Class A Common Stock registered under the Registration Statement that remain unsold as of the filing of this post-effective amendment and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on this 17th day of April, 2026.

SUMISHO AIR LEASE CORPORATION

By:	/s/ Noriyuki Hiruta
Name:	Noriyuki Hiruta
Title:	Chief Executive Officer, President and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this post-effective amendment.